Exhibit 10.4

TERAWULF INC.

NOTICE OF INDUCEMENT RSU GRANT

(INDUCEMENT AWARD OUTSIDE OF THE TERAWULF 2021 OMNIBUS INCENTIVE PLAN)

Participant:	Patrick Fleury
# of Shares Underlying RSUs:	1,000,000
Date of Grant:	May 16, 2022
Vesting Schedule:

The RSUs shall vest in accordance with terms of the Award Agreement attached hereto as Annex I.  Upon vesting, the RSUs shall no longer be subject to cancellation pursuant to Section 3 of the Award Agreement.

By signing your name below, you accept the RSUs granted to you by the Company as an inducement to you entering into employment with the Company in compliance with Nasdaq Listing Rule 563(c)(4).  Unless otherwise defined herein, capitalized terms used herein shall have the same defined meanings as set forth in the TeraWulf 2021 Omnibus Incentive Plan (the “Plan”).  The RSUs are granted outside of the Plan, but you acknowledge and agree that such RSUs are subject to all of the terms and conditions of the Plan (as if it had been granted under the Plan), the Award Agreement set forth on Annex I and the restrictive covenants set forth on Exhibit A thereto, each of which are hereby made a part of this document.

PARTICIPANT	TERAWULF INC.
/s/ Patrick A. Fleury	By:	/s/ Paul B. Prager
Patrick A. Fleury	Name:	Paul B. Prager
	Title:	Chief Executive Officer

ANNEX I

TERAWULF INC.

INDUCEMENT AWARD

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Inducement RSU Grant Notice (“Grant Notice”) and this Inducement Award Restricted Stock Unit Award Agreement (this “Award Agreement”), TeraWulf Inc. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant Restricted Stock Units (the “RSUs”) with respect to the number of Shares indicated in the Grant Notice (the “Award”).  Each RSU represents the right to receive one Share.  The RSUs are granted to the Participant effective as of the Date of Grant.  The RSUs are granted outside of the TeraWulf 2021 Omnibus Incentive Plan (the “Plan”), pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules as an inducement for the Participant to commence employment with the Company.  In addition, the RSUs are being granted for the purposes of (i) inducing the Participant to become, and to retain the Participant as, Chief Financial Officer of the Company and (ii) aligning the Participant’s interests with those of the Company’s stockholders. Notwithstanding the forgoing, the RSUs shall be subject to the terms and conditions of the Plan as if the RSUs had been granted under the Plan, and the terms and conditions of the Plan are hereby incorporated into the Grant Notice and this Award Agreement.  Capitalized terms not explicitly defined in this Award Agreement or in the Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

1.Vesting; Settlement.

(a)Vesting.  Twenty-five percent (25%) of the RSUs subject to the Award shall vest upon each of the first two anniversaries of the Date of Grant and the remaining fifty percent (50%) of the RSUs subject to the Award shall vest upon the third anniversary of the Date of Grant, in each case, subject to the Participant’s continued employment or service with the Company through each such date (each such date, a “Vesting Date”).

(b)Settlement.   Subject to the provisions of this Award Agreement, promptly following the applicable Vesting Date (and no later than the thirtieth (30th) day following the applicable Vesting Date), the Participant shall receive the number of Shares that correspond to the number of RSUs that have vested subject to Section 1(a), less any Shares withheld by the Company pursuant to Section 5 below. Upon such delivery, such Shares shall be fully assignable, saleable and transferable by the Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.

(c)Incorporation by Reference. It is understood that the RSUs granted hereunder are granted outside of the Plan; provided, however, that, unless inconsistent with the express terms of this Award Agreement, this Award Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by

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reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the RSUs granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the Plan’s terms as they are incorporated herein by reference and deemed to apply to the RSUs granted hereunder, and this Award Agreement, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Award Agreement. For the avoidance of doubt, neither the RSUs granted hereunder nor any Shares issued upon settlement of such RSUs shall reduce the number of Shares available for issuance pursuant to Awards granted under the Plan.

2.Dividend Equivalents.  Unless otherwise provided by the Committee, the Participant shall not be eligible to receive dividend equivalents with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs, at which time accrued dividend equivalents shall be paid pursuant to Section 9(g)(ii) of the Plan.

3.Termination of Employment.  In the event of the Participant’s termination of employment or service with the Company at any time, all unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

4.Rights as a Stockholder.  The Participant shall have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.

5.Tax Withholding.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder. The Company shall be authorized to withhold from the Award the amount (in cash or Shares, or any combination thereof) of applicable withholding taxes due in respect of the Award, its settlement or any payment or transfer under the Award and to take such other action (including providing for elective payment of such amounts in cash or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Shares shall be withheld with a value exceeding the maximum statutory rates in the applicable tax jurisdictions.

6.Clawback; Forfeiture; Detrimental Conduct.  The RSUs shall be subject to the clawback, forfeiture and detrimental conduct provisions set forth in Section 15(u) of the Plan.

7.Restrictive Covenants.

(a)Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Award Agreement.

(b)In the event that the Participant violates any of the restrictive covenants referred to in this Section 7, in addition to any other remedy that may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs.  The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

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8.Miscellaneous.

(a)Compliance with Legal Requirements.  The granting of the RSUs, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.

(b)Representations.  The Participant acknowledges that the grant of the RSUs hereunder satisfies in full the Company’s obligation to grant him the “Inducement RSU Award,” as defined and described in that certain employment agreement, dated as of May 16, 2022, by and between the Company and the Participant, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Employment Agreement,” which term, as used herein, shall include any subsequent employment or services agreement between the Participant and the Company or any of its Affiliates that replaces or supersedes such agreement).

(a)Transferability.  The RSUs shall be subject to Section 15(b) of the Plan.

(b)Waiver.  No amendment or modification of any provision of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(c)Section 409A.  This Award Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement shall be operated accordingly.  If any provision of this Award Agreement or any term or condition of the RSUs would otherwise conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code any distribution that otherwise would be made to such Participant with respect to RSUs as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code.  If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.  Notwithstanding the foregoing, the tax treatment of the

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benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(d)General Assets.  All amounts credited in respect of the RSUs to the book-entry account under this Award Agreement shall continue for all purposes to be part of the general assets of the Company.  The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)Notices.  All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

TeraWulf Inc.

9 Federal Street

Easton, MD 21601

Telephone: (410) 770-9500

Facsimile: (410) 770-9705

Email: legal@terawulf.com

Attention: General Counsel’s Office

if to the Participant, to the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(f)Severability.  The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(g)Successors.  The terms of this Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)Entire Agreement.  The Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the RSU terms), and hereby accepts the grant of RSUs and agrees to be bound by its contractual terms as set forth herein (including Exhibit A) and those incorporated from the Plan.  The Participant acknowledges and agrees that the grant of the RSUs constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound.  The Participant hereby agrees to accept as binding, conclusive and final all

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decisions and interpretations of the Committee regarding any questions relating to the RSU.  In the event of a conflict between the terms and provisions incorporated from the Plan and the terms and provisions of this Award Agreement, the Plan terms and provisions shall prevail.  This Award Agreement, including the terms and provisions incorporated from the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

(i)Governing Law.  Except as otherwise set forth in the Employment Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)Dispute Resolution; Consent to Jurisdiction.  Except as otherwise set forth in the Employment Agreement, the Participant and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Award Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the United States federal and state courts in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(k)Electronic Signature and Delivery.  This Award Agreement may be accepted by return signature or by electronic confirmation.  By accepting this Award Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information shall be delivered in hard copy to the Participant).

(l)Electronic Participation.  The Company may, in its sole discretion, decide to deliver any documents related to this Award Agreement by electronic means.  The Participant hereby consents to receive such documents by electronic delivery, including through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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EXHIBIT A

RESTRICTIVE COVENANTS

The Participant acknowledges and agrees that during the Participant’s employment or service with the Company, the Participant will be providing services to the Company and that the Participant will be intimately involved in the planning for or direction of the business of the Company, and that the Participant has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company and providing services to the Company.

1.Noncompetition.  During the Participant’s employment or service with the Company and for a period of six (6) months thereafter, the Participant shall not, either directly or indirectly, on the Participant’s behalf or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, employee, team member, independent contractor, agent or consultant in the same, similar or related capacity as the Participant was employed by or providing services to the Company, in any business engaged in the Business of the Company (as described below); provided, however, that the Participant shall not be prohibited from passively owning less than five percent (5%) of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “34 Act”); provided, further that the Participant’s continued engagement with the business(es) set forth on Schedule I shall not be a violation of this Award Agreement. Notwithstanding the preceding, if the Participant’s employment or service is terminated for Cause, the restrictions in this Section 1 shall apply during the twelve (12) month period immediately following the date the Participant’s employment or service with the Company terminates.

2.Nonsolicitation.  In addition, during the Participant’s employment or service with the Company and for a period of eighteen (18) months thereafter, the Participant shall not, either directly or indirectly, on the Participant’s behalf or on behalf of or in conjunction with any other Person:

(a)solicit or attempt to solicit any employee of the Company or any of its Affiliates (or any employee who was employed by the Company or any of its Affiliates within the six (6) months prior to the Participant’s termination of employment or service), with whom the Participant had business relations or material contact, to end his or her relationship with the Company or any of its Affiliates or hire or attempt to hire any of the foregoing; or

(b)seek to induce or otherwise cause any customer, client, supplier, vendor, licensee, licensor or any other Person with whom the Company or any of its Affiliates then has, or during the six (6) months prior to such time had, a business relationship, whether by contract or otherwise, with whom the Participant had business relations or material contact or about whom the Participant has Confidential Information (as defined below) or Trade Secrets (as defined below), to discontinue or alter such business relationship in a manner that is adverse to the Company or any of its Affiliates.

i.The “Territory” shall be defined as the United States of America and any other territory where the Participant is working at the time of termination of employment or service with the Company or the Company is doing business; which the Participant acknowledges and agrees is the territory in which the Participant is providing services to the Company.

ii.The “Business of the Company” means (A) any business or activity engaged in by the Company and in which the Participant was involved or obtained Confidential Information or Trade Secrets during his or her employment or service with the Company, and (B) any other business opportunity that is under active consideration by the Company during the Participant’s employment or service with the Company and in which the Participant was involved or obtained Confidential Information or Trade Secrets during his or her employment or service with the Company.

3.Blue Pencil.  The restrictive covenants set forth herein are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  If any provision of the restrictive covenants set forth herein relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then the restrictive covenants set forth herein shall automatically be considered to have been amended and revised to reflect such determination.

4.Severability.  All of the covenants set forth herein shall be construed as an agreement independent of any other provisions in this Exhibit A, and the existence of any claim or cause of action the Participant may have against the Company, whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of such covenants.

5.Participant Acknowledgments.  The Participant has carefully read and considered the provisions of the restrictive covenants set forth herein and, having done so, agrees that the restrictive covenants set forth herein impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Company and its Affiliates and their respective officers, directors, employees and equityholders.

6.Trade Secrets and Confidential Information.

(a)“Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the Company or any of its Affiliates, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas; and methods, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel.  “Trade Secret” means trade secret as defined by applicable state law.  In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)The Participant acknowledges that in the course of the Participant’s employment or service with the Company, the Participant has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company or any of its Affiliates, and that unauthorized or improper use or disclosure by the Participant of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company or any of its Affiliates.  Accordingly, the Participant is willing to enter into the covenants contained herein in order to provide the Company and its Affiliates with what the Participant considers to be reasonable protection for its interests.

(c)The Participant hereby agrees to (i) hold in confidence all Confidential Information of the Company or any of its Affiliates that come into the Participant’s knowledge during the Participant’s employment or service by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of the Participant’s duties, without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)The Participant hereby agrees to hold in confidence all Trade Secrets of the Company or any of its Affiliates that come into the Participant’s knowledge during the Participant’s employment or service by the Company and not to disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)Notwithstanding the foregoing, the provisions of this Section 6 will not apply to (i) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of the Participant or any person or entity acting by or on the Participant’s behalf or information which the Participant can demonstrate to have had rightfully in the Participant’s possession prior to the commencement of the Participant’s employment or service with the Company or (ii) information required to be disclosed by judicial or governmental proceedings; provided that, in the event the Participant is ordered by a court or other government agency to disclose any Confidential Information, the Participant shall (1) promptly notify the Company of such order, (2) diligently contest such order at the sole expense of the Company as expenses occur and (3) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(f)Notwithstanding anything to the contrary herein, none of the covenants set forth herein  will prohibit the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of

2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company of any such reporting.

(g)Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Participant also understands that if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Trade Secret to the Participant’s attorney and use the Trade Secret information in the court proceeding, if the Participant (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the Trade Secret, except pursuant to court order.

7.	Work Product and Inventions.

(a)The Participant acknowledges that the Participant’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by the Participant, or to which the Participant has contributed or will contribute, in connection with the Participant’s services to the Company (collectively, “Works”), are and will be within the scope of the Participant’s employment or service and part of the Participant’s duties and responsibilities.  The Participant’s work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, the Participant hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  The Participant agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and the Participant constitutes and appoints the Company as its agent to execute and deliver any assignments or documents the Participant fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.  Without limiting the preceding provisions of this Section 7(a), the Participant agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)The Participant shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of the Participant in any way connected with the Participant’s services or related to the Business of the Company, the research or development of the Company or any of its Affiliates, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Participant’s employment or services with the Company or within three (3) months thereafter and hereby assigns to the Company any such invention or idea.  The Participant agrees, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents the Participant fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company or any of its Affiliates was used and which was conceived and developed entirely on the Participant’s own time, unless (i) the invention relates (A) directly to the Business of the Company, or (B) to actual or demonstrably anticipated research or development of the Company or any of its Affiliates, or (ii) the invention results from any work performed by the Participant for the Company or any of its Affiliates.

8.Equitable Remedy.  Because of the difficulty of measuring economic losses to the Company or any of its Affiliates as a result of a breach of the covenants set forth herein, and because of the immediate and irreparable damage that would be caused to the Company and its Affiliates for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or any of its Affiliates, at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by the Participant of any provision set forth herein.  The Company and each of its Affiliates may seek temporary and/or permanent injunctive relief for an alleged violation of the covenants set forth herein without the necessity of posting a bond.]

Schedule I

1.	Continued involvement in:

a.	The Bitcoin mining business in Hardin, MT, that is in existence as of the date of this Agreement, on behalf of Beowulf Energy LLC in connection with its building and operation of a data center.